Exhibit 2.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 18, 2016, with respect to the combined financial statements of Open Monoclonal Technology, Inc., OMT Therapeutics, Inc. and OMT, LLC included in this Current Report of Ligand Pharmaceuticals Incorporated on Form 8-K/A for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of Ligand Pharmaceuticals Incorporated on Forms S-3 (File No. 333-208919 and File No. 333-191523) and on Forms S-8 (File No. 333-182547, File No. 333-160132 and File No. 333-131029).

/s/ Frank, Rimerman + Co. LLP
Palo Alto, California
March 22, 2016